Filed purshant to Rule 424(b)(3)
                                                 Registration No. 333-76302

         Prospectus Supplement to Prospectus dated January 4, 2002

                         Golden State Bancorp Inc.

                           Up to 1,585,000 Shares
                                Common Stock
                                  -------

         The shares of common stock are being sold by Credit Suisse First Boston Corporation. They are selling the shares in connection with a forward sale transaction with the selling stockholder named in the accompanying prospectus. We will not receive any of the proceeds from the sale of the common stock. Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "GSB." The average of the high and low prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies on January 28, 2002 was $28.38 per share.

         The shares of common stock may be offered from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated.

         Investing in our common stock involves risks. See "Risk Factors" on page 3 of the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


          The date of this prospectus supplement is January 29, 2002.



         You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. No one has been authorized to provide you with different information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.


                               TABLE OF CONTENTS

               Prospectus Supplement                                    Prospectus

Recent Operating Results...............S-3          The Company......................................2

Supplemental Plan of Distribution.....S-12          Risk Factors.....................................3

Legal Matters.........................S-14          Use of Proceeds.................................10

                                                    Description of Common Stock.....................10

                                                    Selling Stockholder ............................10

                                                    Plan of Distribution............................11

                                                    Legal Matters...................................14

                                                    Experts.........................................14

                                                    Where You Can Find
                                                    More Information................................14



                           RECENT OPERATING RESULTS

         On January 15, 2002, Golden State Bancorp reported results for the year ended December 31, 2001. Set forth below is certain unaudited consolidated financial statement information as of and for the year ended December 31, 2001, as well as certain financial information derived from the audited consolidated financial statement information as of and for the year ended December 31, 2000 incorporated by reference in the accompanying prospectus. This information does not contain the statements of comprehensive income, stockholders' equity and cash flows and all other related footnote disclosures.


                           GOLDEN STATE BANCORP INC.
                             FINANCIAL HIGHLIGHTS
                 (dollars in thousands except per share data)


                                                           At
                                                        December 31,                December 31,
                                                            2001                        2000
                                                       --------------              ---------------

Book value per diluted share                          $         17.87            $           14.96
Tangible book value per diluted share                 $         13.41            $           10.15
Common shares outstanding                                 135,756,046                  134,320,658
Diluted shares outstanding                                143,799,140                  143,797,709

Full time equivalent staff (FTE) (a)                            8,219                        7,834

   (a) FTE is based on actual hours worked. For example, an employee who works twenty hours in a week would be counted as 0.5 FTE. Total head count at December 31, 2001 was 8,752.





                           GOLDEN STATE BANCORP INC.
                             FINANCIAL HIGHLIGHTS
                 (dollars in thousands except per share data)


                                                                       Year Ended
                                                        December 31,                December 31,
                                                            2001                        2000
                                                       --------------              ---------------

Net earnings                                          $       409,393            $         350,494
Earnings before extraordinary items and
   cumulative effect of change in accounting
   principle (a)                                      $       410,945            $         347,480

Average Shares Outstanding:
   Basic                                                  142,526,754                  139,028,475
   Diluted                                                143,421,938                  142,469,873

Earnings Per Share:
   Basic                                              $          2.87            $            2.52
   Diluted                                            $          2.85            $            2.46
   Diluted - before extraordinary items and
       cumulative effect of change in
       accounting principle (a)                       $          2.86            $            2.44

Profitability Ratios:
   Return on average assets                                      0.68%                        0.59%
   Return on average common equity                              17.82%                       20.25%
   Return on tangible common equity                             28.69%                       42.27%
   Bank efficiency ratio (b)                                    48.35%                       47.85%

   (a) Earnings for the year ended December 31, 2001 before a charge for the cumulative effect of a change in accounting principle of $1.6 million, net of tax.

        Earnings for the year ended December 31, 2000 before gains on early extinguishment of debt of $3.0 million, net of tax.

   (b) The year ended December 31, 2000 was adjusted to exclude non-recurring items.




                           GOLDEN STATE BANCORP INC.
                             FINANCIAL HIGHLIGHTS
                            (dollars in thousands)



                                                                        Year Ended
                                                   ----------------------------------------------------
                                                       December 31,                      December 31,
                                                           2001                              2000
                                                   --------------------                ----------------

Net Interest Rate Margin of Golden State
    Bancorp:
    Securities and interest-bearing deposits in
       banks (a)                                                5.81%                           6.34%
    Mortgage-backed securities available for sale               6.50%                           6.66%
    Mortgage-backed securities held to maturity                 7.89%                           7.56%
    Loans held for sale                                         6.78%                           7.48%

    Loans receivable - residential                              6.81%                           7.07%
    Loans receivable - commercial                               8.06%                           8.13%
    Loans receivable - consumer                                 8.40%                          10.27%
    Loans receivable - automobile                              11.76%                          11.64%
    Loans receivable - commercial banking                       7.69%                           9.96%
         Loans receivable, net                                  7.27%                           7.49%

    Federal Home Loan Bank (FHLB) stock (a)                     5.63%                           7.14%
         Total interest-earning assets (a)                      7.08%                           7.28%

    Deposits                                                    3.41%                           3.99%
    Securities sold under agreements to repurchase              5.41%                           6.45%
    Borrowings                                                  5.67%                           6.10%
        Total interest-bearing liabilities                      4.66%                           5.26%

    Net interest rate spread (a)                                2.42%                           2.02%
                                                      =================                ================

    Net interest rate margin (a)                                2.44%                           2.05%
                                                      =================                ================

Average Balances of Golden State Bancorp:
    Securities and interest-bearing deposits in
       banks                                         $       749,332                  $    1,423,722
    Mortgage-backed securities available for sale          9,277,704                      12,017,407
    Mortgage-backed securities held to maturity            1,572,467                       2,730,451
    Loans held for sale                                    2,026,331                         836,786

    Loans receivable - residential                        31,427,664                      29,800,278
    Loans receivable - commercial                          6,273,083                       5,710,961
    Loans receivable - consumer                              896,229                         763,388
    Loans receivable - automobile                          1,799,941                       1,293,318
    Loans receivable - commercial banking                    609,773                         518,860
                                                      --------------                   -------------

       Loans receivable, net                              41,006,690                      38,086,805
    FHLB stock                                             1,411,917                       1,301,027
                                                      --------------                   -------------

       Total interest-earning assets                      56,044,441                      56,396,198
    Total noninterest-earning assets                       3,818,817                       3,069,538
                                                      --------------                   -------------

        Total assets                                 $    59,863,258                  $   59,465,736
                                                      ==============                   =============

    Deposits                                         $    24,357,736                  $   23,239,621
    Securities sold under agreements to repurchase         3,589,836                       5,379,776
    Borrowings                                            27,782,927                      27,406,817
                                                      --------------                   -------------

        Total interest-bearing liabilities                55,730,499                      56,026,214
    Noninterest-bearing liabilities                        1,338,419                       1,210,309
    Minority interest                                        496,667                         498,007
    Stockholders' equity                                   2,297,673                       1,731,206
                                                      --------------                   -------------
        Total liabilities, minority interest and     $    59,863,258                  $   59,465,736
          stockholders' equity                        ==============                   =============

      (a) Year ended December 31, 2000 includes $10.6 million of special dividends on FHLB stock and $2.9 million of interest income related to a federal income tax refund for which there is no corresponding earning asset. Excluding these amounts, the yield on securities and interest-bearing deposits in banks would have been 6.17%, the yield on FHLB stock would have been 6.32%, the average yield on interest earning assets would have been 7.26%, the net interest rate spread would have been 2.00% and the net interest rate margin would have been 2.03%.




                           GOLDEN STATE BANCORP INC.
                             FINANCIAL HIGHLIGHTS
                            (dollars in thousands)



                                                                       Year Ended

                                                        December 31,                     December 31,
                                                               2001                            2000
                                                       -----------------               ------------
Non-Performing Assets

     Non-accrual loans                               $       100,592                 $        115,039
     REO and other assets                                     23,532                           25,870
                                                      --------------                   --------------
     Total non-performing assets                     $       124,124                 $        140,909
                                                      ==============                   ==============

Non-Performing Ratios
     Total non-performing assets/Total assets of
     the Bank                                                  0.22%                            0.23%

Allowance as a % of non-performing loans                        494%                             458%

Impaired loans                                       $        59,145                 $         97,229
Net charge-offs:
     1-4 unit residential                            $         4,170                 $          6,682
     Multi-family residential & commercial
          real estate                                            110                            5,345
     Auto loans                                               14,617                            7,241
     Consumer and other                                        9,983                            9,317
                                                      --------------                   --------------

          Total net charge-offs                      $        28,880                 $         28,585
                                                      ==============                   ==============







                           GOLDEN STATE BANCORP INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (dollars in thousands, except per share data)


                                                                        Year Ended
                                                                        ----------
                                                            December 31,            December 31,
                                                                 2001                    2000
                                                          -----------------       -----------------
Interest income:
   Loans receivable                                         $   2,980,884           $   2,852,971
   Mortgage-backed securities available for sale                  603,142                 800,444
   Mortgage-backed securities held to maturity                    124,117                 206,469
   Loans held for sale                                            137,430                  62,591
   Securities available for sale                                   18,718                  55,917
   Securities held to maturity                                     23,899                  29,499
   Interest-bearing deposits in other banks                           973                   5,034
   Dividends on FHLB Stock                                         79,485                  92,872
                                                            -------------           --------------
     Total interest income                                      3,968,648               4,105,797
                                                            -------------           --------------

Interest expense:
   Deposits                                                       831,538                 928,407
   Securities sold under agreements to repurchase                 196,425                 352,100
   Borrowings                                                   1,579,195               1,678,491
                                                            -------------           --------------
     Total interest expense                                     2,607,158               2,958,998
                                                            -------------           --------------

     Net interest income                                        1,361,490               1,146,799
Provision for loan losses                                               -                       -
                                                            -------------           -------------
     Net interest income after provision for loan losses        1,361,490               1,146,799
                                                            -------------           -------------

Noninterest income:
   Loan servicing fees, net                                       (14,393)                176,159
   Customer banking fees and service charges                      221,796                 196,969
   Gain on sale, settlement and transfer of loans, net             78,440                  49,730
   Gain (loss) on sales of assets, net                             17,525                 (13,426)
   Other income                                                    47,550                  31,333
                                                            -------------           -------------
     Total noninterest income                                     350,918                 440,765
                                                            -------------           -------------

Noninterest expense:
   Compensation and employee benefits                             455,199                 427,362
   Occupancy and equipment                                        173,269                 160,820
   Professional fees                                               37,475                  41,381
   Loan expense                                                    16,828                  17,018
   Foreclosed real estate operations, net                            (905)                 (4,690)
   Amortization of intangible assets                               59,861                  62,717
   Other expense                                                  237,616                 208,631
                                                            -------------           -------------
     Total noninterest expense                                    979,343                 913,239
                                                            -------------           -------------

Income before income taxes, minority interest,
   extraordinary items and cumulative effect
   of change in accounting principle                              733,065                 674,325
Income tax expense                                                291,995                 136,781
Minority interest:  provision in lieu of
   income tax expense                                               3,137                 161,688
Minority interest:  other                                          26,988                  28,376
                                                            -------------           -------------
Income before extraordinary items and
   cumulative effect of change in accounting principle            410,945                 347,480
Extraordinary items - gain on early
   extinguishment of debt, net of tax                                   -                   3,014
Cumulative effect of change in accounting
   principle, net of tax                                           (1,552)                      -
                                                            -------------           -------------
     Net income                                             $     409,393                $350,494
                                                            =============           =============
Earnings Per Share:
   Basic
     Income before extraordinary
       items and cumulative effect
       of change in accounting principle                    $        2.88           $        2.50
     Extraordinary items                                    $           -           $        0.02
     Cumulative effect of change in accounting principle    $       (0.01)          $           -
                                                            -------------           -------------
     Net income                                             $        2.87           $        2.52
                                                            =============           =============
   Diluted
     Income before extraordinary
       items and cumulative effect
       of change in accounting principle                    $        2.86           $        2.44
     Extraordinary items                                    $           -           $        0.02
     Cumulative effect of change in accounting principle    $       (0.01)          $           -
                                                            -------------           -------------
     Net income                                             $        2.85           $        2.46
                                                            =============           =============








                                      GOLDEN STATE BANCORP INC.
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands, except per share data)




                                                                   December 31,             December 31,
                                                                       2001                     2000
                                                               --------------------    -------------------------
Assets
Cash and due from banks                                        $            709,169    $              697,513
Interest-bearing deposits in other banks                                        103                       123
Short-term investment securities                                             95,929                    85,510
                                                               --------------------    -------------------------
   Cash and cash equivalents                                                805,201                   783,146

Securities available for sale, at fair value                                116,112                   641,205
Securities held to maturity                                                  30,602                   587,503
Mortgage-backed securities available
  for sale, at fair value                                                 7,057,903                 9,866,823
Mortgage-backed securities held to maturity                               1,385,113                 2,886,612
Loans held for sale, net                                                  2,608,365                   845,763
Loans receivable, net                                                    39,335,623                39,592,814
Investment in FHLB System                                                 1,446,607                 1,361,066
Premises and equipment, net                                                 306,890                   327,329
Foreclosed real estate, net                                                  18,564                    19,080
Accrued interest receivable                                                 288,308                   364,414
Intangible assets (net of accumulated amortization
  of $306,011 at December 31, 2001 and $246,150 at                          640,843                   691,288
  December 31, 2000)
Mortgage servicing rights, net of valuation allowance                     1,623,947                 1,559,323
Derivative assets                                                           349,026                         -
Other assets                                                                477,565                   990,512
                                                               --------------------    -------------------------

   Total assets                                                  $       56,490,669    $           60,516,878
                                                               ====================    =========================

Liabilities, Minority Interest and Stockholders' Equity

Deposits                                                         $       25,134,078    $           23,429,754
Securities sold under agreements to repurchase                            2,363,945                 4,511,309
Borrowings                                                               24,444,541                28,800,557
Derivative liabilities                                                      250,711                         -
Other liabilities                                                         1,227,959                 1,124,524
                                                               --------------------    -------------------------
Total liabilities                                                        53,421,234                57,866,144
                                                               --------------------    -------------------------

Commitments and contingencies                                                     -                         -

Minority Interest                                                           500,000                   500,000

Stockholders' Equity:

   Common stock
      ($1.00 par value, 250,000,000 shares authorized,
      152,164,166 shares issued at December 31, 2001 and
      150,703,716 shares issued at December 31, 2000)                       152,164                   150,704
   Issuable shares                                                          189,532                   172,308
   Additional paid-in capital                                             1,551,520                 1,534,736
   Accumulated other comprehensive loss                                     (61,806)                  (89,874)
   Retained earnings (substantially restricted)                           1,054,511                   698,597
   Treasury stock
      (16,408,120 shares at December 31, 2001 and
      16,383,058 at December 31, 2000)                                     (316,486)                 (315,737)
                                                               --------------------    -------------------------
      Total stockholders' equity                                          2,569,435                 2,150,734
                                                               --------------------    -------------------------
      Total liabilities, minority interest and stockholders'
         equity                                                  $       56,490,669        $       60,516,878
                                                               ====================    =========================








                       SUPPLEMENTAL PLAN OF DISTRIBUTION

         The selling stockholder has entered into a forward sale contract with an affiliate of Credit Suisse First Boston Corporation, as purchaser, relating to 1,585,000 shares of common stock. In connection with the forward sale contract, Credit Suisse First Boston Corporation will sell the shares being offered by this prospectus. The obligation of Credit Suisse First Boston Corporation to purchase shares under the forward sale contract is subject to a number of conditions. Credit Suisse First Boston Corporation is offering the shares of common stock subject to the satisfaction of the conditions of the forward sale contract. Credit Suisse First Boston Corporation reserves the right to waive any condition under the forward sale contract.

         Credit Suisse First Boston Corporation proposes to offer the shares from time to time for sale in transactions (including block sales) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection with the sale of the shares offered hereby, Credit Suisse First Boston Corporation may receive brokerage commissions not to exceed 0.50% of the sale prices from time to time. Credit Suisse First Boston Corporation may effect such transactions by selling shares of the common stock offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Credit Suisse First Boston Corporation and/or from purchasers of shares for whom such dealers may act as agents or to whom they may sell as principal. The shares of common stock offered hereby may be sold long or short. If any of the shares are sold short, Credit Suisse First Boston Corporation or the purchaser under the forward sale contract may use up to 1,585,000 shares of common stock received from the stockholder under the forward sale contract to settle or close out such short sales.

         We and the selling stockholder have agreed to indemnify Credit Suisse First Boston Corporation and the purchaser under the forward sale contract against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that they may be required to make in that respect.

         We estimate that the total expenses for the offering payable by us will be approximately $23,000.

         From time to time in the ordinary course of their respective businesses, Credit Suisse First Boston Corporation and its affiliates have engaged in and may in the future engage in investment or commercial banking transactions with us or our affiliates. Because more than 10% of the net proceeds of this offering may be paid to an affiliate of Credit
Suisse First Boston Corporation, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.


                                 LEGAL MATTERS

         Certain legal matters will be passed upon for us by James R. Eller, Jr., Esq., Senior Vice President, Secretary and Counsel to Golden State Bancorp. Certain legal matters will be passed upon for the selling stockholder by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for Credit Suisse First Boston Corporation and an affiliate thereof by Davis Polk & Wardwell, New York, New York.